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                          February 5, 2024

       Grigorios Siokas
       Chief Executive Officer
       Cosmos Health Inc.
       5 Agiou Georgiou, Pilea
       Thessaloniki, Greece 55438

                                                        Re: Cosmos Health Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed January 29,
2024
                                                            File No. 333-276755

       Dear Grigorios Siokas:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Scott
Anderegg at 202-551-3342 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Trade & Services